FOR IMMEDIATE RELEASE

Contact:

Richard D. Callicutt II

President and Chief Executive Officer

BNC Bancorp

(336) 869-9200

R. Ronald Swanner

President and Chief Executive Officer

South Street Financial Corp.

(336) 983-4300

BNC Bancorp Completes Merger With South Street Financial Corp.

Merger Expands Bank of North Carolina’s Presence in the Charlotte, North Carolina Metropolitan Area

THOMASVILLE, NC – ALBEMARLE, NC – April 1, 2014 – BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina (“BNC” or “the Bank”), today announced the successful completion of its merger with South Street Financial Corp. (“South Street”), the parent company of Home Savings Bank of Albemarle, Inc. SSB (“Home Savings”), thereby expanding BNC’s presence in Stanly and Montgomery Counties in the Charlotte, North Carolina Metropolitan Area.

BNC previously announced its plans to acquire South Street and Home Savings on December 18, 2013. As of December 31, 2013, Home Savings had total assets of $278 million, total loans of $195 million and deposits of $235 million. The former branches of Home Savings will be operated as branches of BNC under the name of Home Savings until system conversions are completed in June, 2014.

Rick Callicutt, President and CEO of BNC, commented: “We are extremely pleased to welcome Home Savings’ customers, shareholders and employees to the Bank of North Carolina family. The completion of this strategic transaction is consistent with our long-term plan to partner with quality organizations, enhance our presence in desirable markets and provide our diverse financial product suite to new customers.”

Ron Swanner, President and CEO of South Street, commented: “We are pleased to be joining with BNC and Bank of North Carolina. We believe the merger provides significant value to our shareholders and offers our customers the benefit of banking locations across North Carolina and in South Carolina. The customers and the communities formerly served by Home Savings will also benefit from the broader range of products and services offered by Bank of North Carolina. We are also pleased that our employees will be joining a larger company with more opportunities for advancement.”

Commenting on the acquisition, Rick Callicutt said, "The completion of this merger is a product of a lot of effort and great teamwork between the BNC and South Street organizations. We are excited to work closely with South Street’s talented team of bankers to effectively deliver the BNC platform to new and existing customers throughout Albemarle, Locust, Oakboro and the surrounding communities.”

The Agreement provides for the common shareholders of South Street to elect to receive cash in an amount of $8.85 per share or 0.6000 shares of BNC common stock, for an aggregate deal value for common shareholders of approximately $26.0 million, based on the closing price of BNC common stock on March 31, 2014. Eighty percent of the total consideration received by the South Street common shareholders will be BNC voting common stock and the remainder will be cash. As a result of the transaction, BNC acquired two branches in Albemarle, North Carolina and one each in Locust and Oakboro, North Carolina. BNC now has approximately $881 million in loans and $738 million in deposits in the Charlotte MSA.

For the merger, BNC Bancorp and its subsidiary, Bank of North Carolina, were advised by Banks Street Partners, LLC, as financial advisor, and Womble Carlyle Sandridge & Rice, LLP as legal advisor, both in Atlanta. South Street was advised in this transaction by Raymond James & Associates, Inc., as financial advisor, and Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as legal advisor.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the merger: (i) general economic or business conditions in the Greensboro-High Point and Charlotte MSAs; (ii) greater than expected costs or difficulties related to the integration of Home Savings; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger with South Street, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $3.5 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 45 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."